Exhibit 10.1

BECKMAN COULTER, INC.

AMENDED AND RESTATED

CHANGE IN CONTROL AGREEMENT

This Amended and Restated Change in Control Agreement (“Agreement”) is dated as of December 31, 2008 (the “Effective Date”), and is entered into by and between ___________________ (“Employee”) and Beckman Coulter, Inc., a Delaware corporation (“Beckman”). Employee and Beckman hereby agree to the following terms and conditions:

1.    Purpose of Agreement. The purpose of this Agreement is to provide that, in the event of a “Change in Control,” Employee may become entitled to receive additional benefits upon certain terminations of employment with Beckman. It is believed that the existence of these potential benefits will benefit Beckman by discouraging turnover among Employees with Agreements and causing such Employees to be more able to respond to the possibility of a Change in Control without being influenced by the potential effect of a Change in Control on their job security. This Agreement supersedes and negates any and all previous agreements among the parties hereto with respect to such change in control severance benefits[, including, without limitation, that certain change in control Agreement, dated as of [_________, 200_], by and between Employee and Beckman (the “Prior Agreement”)].

2.    Change in Control. As used in this Agreement, the phrase “Change in Control” shall mean the first to occur of any of the following events at any time after the Effective Date and prior to the expiration of this Agreement pursuant to Section 13 below:

(a)    Any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Beckman representing 15% or more of the combined voting power of Beckman’s then outstanding voting securities, provided that, no Change in Control shall be deemed to occur solely because a corporation (the “seller”) owns 15% or more of Beckman voting securities if such ownership is only a transitory step in a reorganization whereby Beckman purchases the assets of the seller for Beckman voting securities and the seller liquidates shortly thereafter; or if the “person” described above is an underwriter or underwriting syndicate that has acquired ownership of the Company’s securities solely in connection with a public offering of the Company’s securities or is an employee benefit plan maintained by the Company or any of its subsidiaries.

(b)    Individuals who, as of the date hereof, constitute the Board of Directors of Beckman (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board of Directors, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by Beckman’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Beckman, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be deemed to be a member of the Incumbent Board of Beckman;

(c)    The consummation of a merger or consolidation with any other corporation, other than (1) a merger or consolidation which would result in the voting securities of Beckman outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of another entity) more than 85% of the combined voting power of the voting securities of Beckman or such other entity outstanding immediately after such merger or consolidation, (2) a merger or consolidation affected to implement a recapitalization of Beckman (or similar transaction) in which no person acquires 15% or more of the combined voting power of Beckman’s then outstanding voting securities; or

(d)    The consummation of a sale or disposition by Beckman of all or substantially all of Beckman’s assets or the approval by the stockholders of Beckman of a plan of complete liquidation of Beckman.

Furthermore, even though a transaction meets the definition of a Change in Control set forth in clause (a) of the first sentence of this section, such transaction shall not constitute a Change in Control under this Agreement if subsequent to the transaction and at all times thereafter at least 70% of the voting power of Beckman’s then outstanding voting securities remain widely held by members of the general public.

In addition, the merger or consolidation which would constitute a Change in Control under clause (c) of the first sentence of this section shall not be treated as a Change in Control if three criteria are met: (1) after the merger or consolidation, persons who owned Beckman voting securities prior to the merger or consolidation own at least 60% of the voting securities of the surviving entity; (2) the voting securities not owned by former Beckman shareholders are widely held by the general public; and (3) the Organization and Compensation Committee (“the Committee”) resolves, prior to the approval that would otherwise constitute a Change in Control under clause (c), that no Change in Control shall be treated as having occurred. For the purpose of this paragraph, the former Beckman shareholders shall be treated as owning the shares owned by the entity into which their shares are converted so that, for example, if the reorganization causes Beckman to become a wholly owned subsidiary of another entity and the former Beckman shareholders own at least 60% of that entity, then the share ownership requirement shall be considered to have been satisfied.

3.    Rights and Obligations Prior to a Change in Control. Prior to a Change in Control the rights and obligations of Employee with respect to employment by Beckman shall be whatever rights and obligations are negotiated between Beckman and Employee from time to time. The existence of this Agreement, which deals with such rights and obligations subsequent to a Change in Control, shall not be treated as raising any inference with respect to what rights and obligations exist prior to a Change in Control unless specifically stated elsewhere in this Agreement.

4.    Effect of a Change in Control. In the event of a Change in Control, Employee shall become entitled to the severance and other benefits described below if Employee incurs a Qualifying Termination on or prior to the second anniversary of the date upon which the Change in Control occurred. If a Qualifying Termination has occurred by that date, this Agreement shall remain in effect until Employee receives the various benefits to which Employee has become entitled under the terms of this Agreement; otherwise, upon such date this Agreement shall be of no further force or effect.

5.    Qualifying Termination. If, within two (2) years following a Change in Control, Employee incurs a Separation from Service, such Separation from Service shall be considered a Qualifying Termination unless:

(a)    Employee voluntarily incurs a Separation from Service. It shall not be considered, however, a voluntary Separation from Service if, following the Change in Control, Employee incurs a Separation from Service for good reason. For these purposes, “good reason” shall mean the occurrence of any one or more of the following conditions without Employee’s express written consent:

(i)    a material diminution in Employee’s authority, duties or responsibilities;

(ii)    a material diminution in Employee’s rate of annual base salary or a material diminution in Employee’s rate of annual compensation (when viewed in the aggregate taking into account Employee’s rate of annual base salary, target annual incentive, target grant-date value of long-term incentives, and group benefits), excluding any reduction in group benefits that is applicable to employees generally;

(iii)    a change in the location of Employee’s principal workplace for Beckman (or the subsidiary of Beckman that employs Employee, as applicable) to a location that is more than fifty (50) miles from Employee’s principal workplace as of the date immediately preceding the occurrence of a Change in Control and that results in an increased commute for Employee from his or her principal residence (except for reasonable periods of required travel on Beckman business); or

(iv)    a material breach by Beckman (or, if Employee is employed by a Beckman subsidiary, the subsidiary) of any agreement with Employee;

provided, however, that any such condition shall not constitute “good reason” unless both (x) Employee provides written notice to Beckman of the condition claimed to constitute good reason within ninety (90) days of the initial existence of such condition, and (y) Beckman fails to remedy (or fails to cause the subsidiary that employs Employee to remedy, as the case may be) such condition within thirty (30) days of receiving such written notice thereof; and provided, further, that in all events Employee’s Separation from Service with Beckman (or the subsidiary that employs Employee, as applicable) shall not be treated as a Separation from Service for “good reason” unless such separation occurs not more than one (1) year following the initial existence of the condition claimed to constitute “good reason.”

(b)    The Separation from Service is on account of Employee’s death or disability. As used herein, “disability” refers to an illness or accident that causes Employee to be unable to perform the duties of his or her job for six months or more consecutive months.

(c)    Employee incurs an involuntary Separation from Service for “cause.” For this purpose “cause” shall mean:

(i)    any material act of misconduct against Beckman or any of its affiliates, such as fraud, misappropriation, or embezzlement;

(ii)    conviction of a felony involving a crime of moral turpitude;

(iii)    willful and knowing significant violation of rules or regulations of any governmental or regulatory body which has a material impact to the business of Beckman; or

(iv)    substantial and willful failure to render services in accordance with the job description of Employee’s position (other than as a result of illness, accident or other physical or mental incapacity), provided that (A) a demand for performance of services has been delivered to Employee in writing by or on behalf of the Chief Executive Officer (CEO) of Beckman at least 60 days prior to termination identifying the manner in which such CEO believes that Employee has failed to perform and (B) Employee has thereafter failed to remedy such failure to perform.

(d)    Separation from Service. For purposes of this Agreement, “Separation from Service” shall mean a termination of services provided by Employee to Beckman or the subsidiary of Beckman that Employee last performed services for or was employed by, whether such termination of services is voluntary or involuntary, as determined by the Committee in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulation Section 1.409A-1(h).

6.    Constructive Qualifying Termination. If within six months prior to a Change in Control Employee incurs a Separation from Service, Employee may submit to an arbitration proceeding under Section 16 to determine whether such Separation from Service would have constituted a Qualifying Termination under Section 5 above if such Separation from Service had occurred within the two-year period following a Change in Control. In the event that the arbitrator determines that such Separation from Service would have constituted a Qualifying Termination, Employee shall be entitled to the severance benefits that would have been provided hereunder in connection with a Qualifying Termination (subject to the release requirement set forth in Section 18).

7.    Date and Notice of Termination. Any termination of Employee’s employment by Beckman or by Employee shall be communicated by a written notice of termination to the other party (the “Notice of Termination”). Where applicable, the Notice of Termination shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated. The date of Employee’s termination of employment with Beckman (the “Date of Termination”) shall be determined as follows: (i) if Employee’s employment is terminated by Beckman, either with or without cause, the Date of Termination shall be the date specified in the Notice of Termination (which, in the case of a termination by Beckman other than for cause, shall not be less than two (2) weeks from the date such Notice of Termination is given unless Beckman elects to pay Employee, in addition to any other amounts payable hereunder, an amount equal to two (2) weeks of Employee’s base salary in effect on the Date of Termination), and (ii) except as otherwise provided in Section 5(a) in the case of a termination by Employee for good reason, if the basis for Employee’s termination is a Qualifying Termination, the Date of Termination shall be determined by Beckman, but shall not in any event be less than fifteen (15) days nor more than sixty (60) days from the date such Notice of Termination is given.

8.    Severance Payment. Subject to Section 8(d) and the release requirement set forth in Section 18, if Employee is terminated as a result of a Qualifying Termination, Beckman shall pay Employee a cash lump sum equal to __________ (            ) times Employee’s “Compensation” as a severance payment (“Severance Payment”). Such payment shall be made as soon as possible after the release contemplated by Section 18 becomes irrevocable and in all events within ninety (90) days after the Date of Termination (or, in the event of a constructive Qualifying Termination pursuant to Section 6, within ninety (90) days after the date of the related Change in Control). For avoidance of doubt, if the release has not been executed and delivered to Beckman and has not become irrevocable by the date that is ninety (90) days after the Date of Termination (or, in the event of a constructive Qualifying Termination pursuant to Section 6, within ninety (90) days after the date of the related Change in Control), no benefits will be paid or provided pursuant to this Agreement.

(a)    For purposes of this Agreement, “Compensation” shall equal the sum of Employee’s highest annual salary rate (i.e., the highest rate of annual salary that Employee has been entitled to while an employee of Beckman) plus a “Management Bonus Increment.” The Management Bonus Increment equals the “applicable percentage” of the highest annual salary rate. The “applicable percentage” is determined by looking at the management bonus plan that is applicable to Employee at the time of the Qualifying Termination and calculating the total award guideline percentage that would be applicable if the target performance were achieved. The total award guideline percentage (at target) shall not be adjusted either up or down by any individual performance rating under the plan. If subsequent to this Agreement the Beckman Management Bonus Plan is redesigned or replaced, the applicable percentage shall be equitably adjusted to reflect the percentage of salary that Employee could reasonably expect to receive as a bonus if his or her performance had been excellent and profit objectives had been met for the year of the Qualifying Termination. If at the time of the Qualifying Termination neither the Beckman Management Bonus Plan nor a successor plan with a substantially similar bonus potential is in place and applicable to Employee, the calculation of the applicable percentage shall be based on the terms of the Beckman Management Bonus Plan that applied to Employee at the time that this Agreement was executed.

(b)    The Severance Payment hereunder is in lieu of any severance payments that Employee might otherwise be entitled to from Beckman under the terms of any severance pay arrangement not referred to in this Agreement.

(c)    In addition to the Severance Payment and subject to the release requirement set forth in Section 18, Employee shall receive a prorata Management Bonus for that portion of the year before the Qualifying Termination occurred. The prorata Management Bonus shall be calculated to the nearest month based on a twelve month year. Further, the prorata Management Bonus shall be based on the total award guideline percentage applicable to Employee if the target performance were achieved. The total award guideline percentage (at target) shall not be adjusted either up or down by any individual performance rating under the plan. The prorata Management Bonus shall be paid at the same time as the Severance Payment as provided above in this Section 8 (including, without limitation, the provisions of Section 8(d) to the extent applicable).

(d)    Notwithstanding any other provision in this Agreement, Employee’s benefits under this Agreement shall not be paid until the earlier of (i) the date which is six (6) months after Employee’s Separation from Service for any reason other than death, or (ii) the date of Employee’s death. The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code. It is Beckman’s intent that this Agreement will constitute a “separation pay plan” that provides for benefits only upon an “involuntary separation from service (within the meaning of Section 409A of the Code and Treasury Regulations promulgated thereunder) and that, accordingly, the six-month waiting period described in this Section 8(d) will generally apply to Employee’s benefits hereunder only to the extent that such benefits exceed two (2) times the lesser of (x) Employee’s annualized compensation for the year preceding Employee’s Date of Termination, and (y) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Date of Termination occurs. Any amounts otherwise payable hereunder upon or in the six (6) month period following Employee’s Separation from Service that are not so paid by reason of this paragraph shall be paid (without interest) as soon as practicable after the date that is six (6) months after Employee’s Separation from Service (or, if earlier, as soon as practicable after the date of Employee’s death).

9.    Stock Option Grants and Other Forms of Employee Compensation.

(a)    In the event of a Qualifying Termination, each stock option and other equity-based award granted by Beckman to Employee (to the extent outstanding and unvested immediately prior to such Qualifying Termination) shall become fully vested as of the Date of Termination, with the “full vesting” of any performance-based vesting requirements determined pursuant to Section 9(c) below. In addition, each then-outstanding stock option and stock appreciation right granted by Beckman to Employee shall remain exercisable for its full maximum term as determined under the applicable award agreement (subject to earlier termination in connection with a change in control or similar event pursuant to the terms of the award). In the case of an award that constitutes deferred compensation subject to Section 409A of the Internal Revenue Code, the award shall be subject to the foregoing accelerated vesting provisions, but the terms and conditions of the award shall continue to control the timing and manner of payment of the award.

(b)    Beckman acknowledges that it may establish new Employee compensation programs subsequent to the date of this Agreement in addition to the ones described in this Agreement. If any such program is established, Employee becomes a participant in such program prior to such Employee’s Qualifying Termination, and the receipt by Employee of the benefits to which Employee is potentially entitled under such program is conditioned upon the satisfaction of a vesting requirement, then such vesting requirement shall be treated as completely satisfied in the event of such Employee’s Qualifying Termination with the “complete satisfaction” of any performance-based vesting requirements determined pursuant to Section 9(c) below.

(c)    For purposes of Section 9(a) and 9(b), in the case of an award or compensation program that includes a performance-based vesting condition: (i) any condition that results in a range or scale of vesting or payout based on actual performance shall be deemed to have been satisfied at the targeted level of performance, and (ii) as to any other type of performance-based vesting condition, such condition shall be deemed to have been fully satisfied. Any vesting requirements as to any such awards based on continued employment or service (rather than performance) shall be deemed fully satisfied.

10.    Additional Benefits. In the event of a Qualifying Termination, Employee shall be entitled to continue to participate in the following employee benefit programs (subject in each case to the eligibility and other provisions of such programs) to the extent that Employee participated in such programs as of the date of the Qualifying Termination: group medical insurance, group dental insurance, group-term life insurance, long-term disability insurance, outplacement services, continuation of D&O insurance, and indemnification. These programs shall be continued at no additional cost to Employee; provided that, Employee acknowledges that applicable tax law may require the inclusion of the value of such benefits in Employee’s income. The programs shall be continued in the same way and at the same level as immediately prior to the Qualifying Termination. Employee’s right to continued benefits under this Section 10 shall continue for __________ (            ) years [Insert severance multiplier from Section 8].] To the extent that any benefits pursuant to Section 10 are taxable to Employee, any reimbursement payment due to Employee pursuant to this Section 10 shall be paid to Employee on or before the last day of Employee’s taxable year following the taxable year in which the related expense was incurred. The benefits pursuant to Section 10 are not subject to liquidation or exchange for another benefit and the amount of such benefits that Employee receives in one taxable year shall not affect the amount of such benefits that Employee receives in any other taxable year.

11.    Funding of SERP Obligations Upon Change of Control and a Qualifying Termination. Upon the occurrence of a Change in Control and a Qualifying Termination of Employee, Beckman shall fund that portion, if any, of the obligations of Beckman to Employee, under any supplemental executive retirement plan (“SERP”) and other non-qualified plans that may then cover Employee, that are not then irrevocably funded by establishing and irrevocably funding a trust for the benefit of Employee. The amount of such fund shall include the obligations of Beckman to Employee under any non-qualified plan as well as the then present value of the supplemental pension obligation due as determined by a nationally recognized firm qualified to provide actuarial services which has not rendered services to Beckman during the two years preceding such determination. The actuary shall be selected by Beckman, subject to approval by Employee (which approval shall not unreasonably be withheld), and paid by Beckman. The establishment and funding of such trust shall not affect the obligation of Beckman to pay any non-qualified benefits, including, but not limited to supplemental pension payments under the terms of the applicable SERP. Notwithstanding anything to the contrary in this Section 11, in no event shall Beckman establish or fund any trust in a manner or on terms that would result in the imposition of any tax, penalty or interest under Section 409A(b)(1) of the Code and in no event shall Beckman be obligated to, nor shall it, fund any trust “in connection with a change in the employer’s financial health” within the meaning of Section 409A(b)(2) of the Code.

12.    Section 280G

(a)    Gross-Up. Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by Employee or the acceleration of any payment or benefit (all such payments and benefits, and accelerations thereof including the payments and benefits provided herein if and to the extent applicable, being hereinafter called the “Total Payments”) would be subject (in whole or in part) to the tax (the “Excise Tax”) imposed under Section 4999 of the Code, Beckman shall pay to Employee such additional amounts (the “Gross-Up Payment”) such that the net amount retained by Employee, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the Total Payments; provided, however, that if a reduction in the Total Payments by an amount not in excess of ten percent (10%) of the Total Payments otherwise due would result in no Excise Tax being imposed on the Total Payments (after giving effect to such reduction), then the Total Payments shall be reduced so that the maximum amount of Total Payments is one dollar ($1.00) less than the amount that would cause the Total Payments to be subject to the Excise Tax. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder or in the event a reduction in Total Payments should have been made that was not actually made, Employee shall repay to Beckman, at the time that the amount of such reduction is finally determined, the amount of any overpayment plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Gross-Up Payment initially made is less than the payment that should have been made, or that a reduction in Total Payments was made that should not have been made, Beckman shall promptly pay the amount due to Employee at the time that the amount of such excess is finally determined. In all events, any Gross-Up Payment due to Employee shall be paid not later than the end of the year following the year in which the related taxes are remitted. Employee and Beckman shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.

(b)    Accounting Firm. All determinations to be made with respect to this Section 12 shall be made by Beckman’s independent accounting firm (or, in the case of a payment following a Change in Control, the accounting firm that was, immediately prior to the Change in Control, Beckman’s independent auditor). The accounting firm shall be paid by Beckman for its services performed hereunder.

13.    Term of Agreement. This Agreement shall be effective as of the Effective Date and shall expire on December 31, 2010. Beckman may, in its sole discretion and for any reason, provide written notice of termination (effective as of the then applicable expiration date) to Employee no later than 60 days before the expiration date of this Agreement. If written notice is not so provided, this Agreement shall be automatically extended for an additional period of 12 months past the expiration date. This Agreement shall continue to be automatically extended for an additional 12 months at the end of such 12-month period and each succeeding 12-month period unless notice is given in the manner described in this section.

14.    Governing Law. Except to the extent that federal law is applicable, this Agreement is made and entered into in the State of California, and the laws of California shall govern its validity and interpretation in the performance by the parties hereto of their respective duties and obligations hereunder.

15.    Entire Agreement. This Agreement constitutes the entire agreement between the parties respecting the benefits due Employee in the event of a Change in Control followed by a Qualifying Termination, and supersedes all other agreements of the parties hereto that are prior to or contemporaneous with the date of this Agreement with respect to such benefits [(including, without limitation, the Prior Agreement)]. There are no representations, warranties or commitments, other than those set forth herein, which relate to such benefits. This Agreement may be amended or modified only by an instrument in writing executed by all of the parties hereto. This is an integrated agreement.

16.    Dispute Resolution. Any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the interpretation of this Agreement or any arrangements relating to this Agreement or contemplated in this Agreement or the breach, termination or invalidity thereof shall be settled by final and binding arbitration administered by JAMS/Endispute in Orange County, California in accordance with the then existing JAMS/Endispute Arbitration Rules and Procedures for Employment Disputes. In the event of such an arbitration proceeding, Employee and Beckman shall select a mutually acceptable neutral arbitrator from among the JAMS/Endispute panel of arbitrators. In the event Employee and Beckman cannot agree on an arbitrator, the Administrator of JAMS/Endispute will appoint an arbitrator. Neither Employee nor Beckman nor the arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties. Except as provided herein, the Federal Arbitration Act shall govern the interpretation, enforcement and all proceedings. The arbitrator shall apply the substantive law (and the law of remedies, if applicable), of the State of California, or federal law, or both, as applicable and the arbitrator is without jurisdiction to apply any different substantive law. The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgement by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator shall render an award and a written, reasoned opinion in support thereof. Judgment upon the award may be entered in any court having jurisdiction thereof. Employee and Beckman shall generally each be responsible for payment of one-half the amount of the arbitrator’s fee, provided, however, that Beckman shall pay to Employee all legal fees and expenses (including but not limited to fees and expenses in connection with any arbitration) incurred by Employee in disputing in good faith any issue arising under this Agreement relating to the termination of Employee’s employment in connection with a Change in Control or in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement on account of a Change in Control.

In the case of a termination for cause, and if Employee files for arbitration under the dispute resolution provisions of Section 16, Beckman shall continue to pay Employee his or her salary from the time of said termination for cause for a period of six (6) months. The arbitrator in the dispute resolution proceeding shall have the authority to direct Beckman (taking into account the needs of Employee and whether the claim has been brought in good faith) to continue payment of Employee’s salary beyond said six months.

If Employee is successful in the arbitration proceeding with a finding of a Qualifying Termination and receives any severance benefits under this Agreement, the payment of salary subsequent to the alleged termination for cause will be deducted from any payment of such severance benefits to Employee.

17.    Tax Withholding. All amounts paid under this Agreement shall be subject to all applicable federal, state and local wage and employment tax withholding.

18.    Release. Notwithstanding anything herein to the contrary, Beckman’s obligation to make any payments or provide any benefits under this Agreement is expressly made subject to and conditioned upon (i) Employee’s prior execution of a release substantially in the form attached hereto as Exhibit A (with such changes as Beckman may reasonably make to conform to applicable law while preserving the intended broad scope of the release) within forty-five (45) days after the applicable Date of Termination (or, in the event of a constructive Qualifying Termination pursuant to Section 6, within forty-five (45) days after the date of the related Change in Control), and (ii) Employee’s non-revocation of such release in accordance with the terms thereof.

19.    Successors: Binding Agreement.

(a) Assumption by Successor. Beckman shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Beckman expressly to assume and to agree to perform its obligations under this Agreement in the same manner and to the same extent that Beckman would be required to perform such obligations if no such succession had taken place; provided, however, that no such assumption shall relieve Beckman of its obligations hereunder. As used herein, Beckman shall mean any successor to its business and/or assets as aforesaid that assumes and agrees to perform its obligations by operation of law or otherwise.

(b) Enforceability Beneficiaries. This Agreement shall be binding upon and inure to the benefit of Employee (and Employee’s personal representatives and heirs) and Beckman and any organization which succeeds to substantially all of the business or assets of Beckman, whether by means of merger, consolidation, acquisition of all or substantially all of the assets of Beckman or otherwise, including, without limitation, as a result of a Change in Control or by operation of law. This Agreement shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Employee should die while any amount would still be payable to Employee hereunder if Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee or other designee or, if there is no such designee, to his or her estate.

20.    Confidentiality; Non Solicitation.

(a) Confidentiality. Employee acknowledges that in the course of his or her employment within Beckman, Employee has acquired non-public privileged or confidential information and trade secrets concerning the operations, future plans and methods of doing business (“Proprietary Information”) of Beckman, and Employee agrees that it would be extremely damaging to Beckman if such Proprietary Information were disclosed to a competitor of Beckman or to any other person or corporation. Employee understands and agrees that all Proprietary Information Employee has acquired during the course of such employment has been divulged to Employee in confidence and further understands and agrees to keep all Proprietary Information secret and confidential (except for such information which is or becomes publicly available other than as a result of a breach by Employee of this provision) without limitation in time. In view of the nature of Employee’s employment and the Proprietary Information Employee has acquired during the course of such employment, Employee likewise agrees that Beckman would be irreparably harmed by any disclosure of Proprietary Information in violation of the terms of this paragraph and that Beckman shall therefore be entitled to preliminary and/or permanent injunctive relief prohibiting Employee from engaging in any activity or threatened activity in violation of the terms of this paragraph and to any other judicial relief available to it. Inquires regarding whether specific information constitutes Proprietary Information shall be directed to Beckman’s General Counsel (or, if such position is vacant, Beckman’s Chief Executive Officer); provided, however, that Beckman shall not unreasonably classify information as Proprietary Information.

(b)    Non-Solicitation of Employees. Employee recognizes that he or she possesses and will possess confidential information about other employees of Beckman, relating to their education, experience, skills, abilities, compensation and benefits, and interpersonal relationships with customers of Beckman. Employee recognizes that the information he or she possesses and will possess about these other employees is not generally known, is of substantial value to Beckman in developing its business and in securing and retaining customers, and has been and will be acquired by Employee because of his or her business position within Beckman. Employee agrees that for a period of one (1) year following the Date of Termination, he or she will not, directly or indirectly, solicit or recruit any employee of Beckman for the purpose of being employed by Employee or by any other competitor of Beckman on whose behalf Employee is acting as an agent, representative or employee and that Employee will not convey any such confidential information or trade secrets about other employees of Beckman to any other person; provided, however, that it shall not constitute a solicitation or recruitment of employment in violation of this paragraph to discuss employment opportunities with any employee of Beckman who has either first contacted Employee or regarding whose employment Employee has discussed with and received written approval of Beckman’s Vice President, Human Resources (or, if such position is vacant, Beckman’s Chief Executive Officer), prior to making such solicitation or recruitment. In view of the nature of Employee’s employment with Beckman, Employee likewise agrees that Beckman would be irreparably harmed by any solicitation or recruitment in violation of the terms of this paragraph and that Beckman shall therefore be entitled to preliminary and/or permanent injunction relief prohibiting Employee from engaging in any activity or threatened activity in violation of the terms of this paragraph and to any other judicial relief available to it.

21.    Notices. Any notice or communications required or permitted to be given to the parties hereto shall be delivered personally or be sent by United States registered or certified mail, postage prepaid and return receipt requested, and addressed or delivered as follows, or to such other addresses the party addressed may have substituted by notice pursuant to this section:

(a)	If to Beckman Coulter, Inc.: Beckman Coulter, Inc. 4300 N. Harbor Boulevard Fullerton, California 92835 Attn: Vice President, General Counsel and Secretary

(b)	If to Employee:
Attn:

22.    Captions. The captions of this Agreement are inserted for convenience and do not constitute a part hereof.

23.    Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in other respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein and there shall be deemed substituted for such other provision as will most nearly accomplish the intent of the parties to the extent permitted by the applicable law. In case this Agreement, or any one or more of the provisions hereof, shall be held to be invalid, illegal or unenforceable within any governmental jurisdiction or subdivision thereof, this Agreement or any such provision thereof shall not as a consequence thereof be deemed to be invalid, illegal or unenforceable in any other governmental jurisdiction or subdivision thereof.

24.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

25.    Construction. It is intended that any amounts payable under this Agreement and the Company’s and Employee’s exercise of authority or discretion hereunder shall comply with and avoid the imputation of any tax, penalty or interest under Section 409A of the Code. This Agreement shall be construed and interpreted consistent with that intent.

IN WITNESS HEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first written above in Fullerton, California.

BECKMAN COULTER, INC. By__________________________ Scott Garrett President, Chief Executive Officer and Chairman of the Board	EMPLOYEE __________________________

Exhibit A

RELEASE OF ALL CLAIMS

1.0    This Release of all Claims (“Release”) serves to conclude __________________________’s (name) employment at Beckman Coulter, Inc. (“Company”) pursuant to a change in control Agreement dated ___________________ and a Qualifying Termination thereunder.

2.0    Consideration of the full and final settlement of any and all claims that ______________________ (name) may have or have made against the Company, or any of its agents at any time through and including, the effective date of this Release and for the execution and delivery of this Release is the Company’s obligations under the Agreement between _______________________ (name) and the Company dated _____________________.

3.0    __________________________ (name) and (his/her) heirs, executors and administrators, if any, hereby forever release and discharge the Company, any of its past, present or future parent companies, subsidiaries, affiliates, divisions, successors, assigns, trust fiduciaries, stockholders, agents, directors, officers, employees, representatives, heirs, attorneys, and all persons acting by, through, under or in concert with them, or any of them (hereinafter collectively known as “Releasees”) of and from any and all manner of claims, causes of action, or complaints, in law or in equity, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which _______________________ (name) now has or may have against the Releasees, or any of them, arising out of (his/her) employment or separation from Company, and any other claim of any nature whatsoever based upon any fact or event occurring prior to the date of this Release.

4.0    Without limiting the generality of paragraph 3, _________________ (name) ALSO SPECIFICALLY AGREES TO WAIVE ANY RIGHT TO RECOVERY BASED ON LOCAL, STATE OR FEDERAL AGE, SEX, SEXUAL ORIENTATION, PREGNANCY, RACE, COLOR, NATIONAL ORIGIN, MARITAL STATUS, RELIGION, PHYSICAL DISABILITY, MENTAL CONDITION OR MENTAL DISABILITY DISCRIMINATION LAWS, INCLUDING WITHOUT LIMITATION, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE AGE DISCRIMINATION IN EMPLOYMENT ACT, THE AMERICANS WITH DISABILITIES ACT, THE FEDERAL FAMILY MEDICAL LEAVE ACT OF 1993, THE CALIFORNIA FAMILY RIGHTS ACT OF 1991 AND THE FAIR EMPLOYMENT AND HOUSING ACT, WHETHER SUCH CLAIM OR CLAIMS MAY BE BASED ON AN ACTION FILED BY YOU OR BY A GOVERNMENTAL AGENCY.

5.0    ____________________(name) is aware that after the effective date of this Release ____________________ (name) may discover facts different from, or in addition, those ____________________(name) now knows or believes to be true with respect to the Claims released in paragraphs 3 and 4 above and agrees that this Release shall be and remain in effect in all respects as a complete and general release as to all matters released, notwithstanding any different or additional facts.

6.0    It is _____________________’s (name) intention in executing this Release that it shall be effective as a bar to each and every Claim of any nature whatsoever. In furtherance of this intention, ____________________(name) specifically waives the benefit of SECTION 1542 OF THE CIVIL CODE OF THE STATE OF CALIFORNIA, which states the following:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

7.0    This Release shall be construed and interpreted in accordance with the laws of the State of California.

8.0    I, _____________________, (name) understand, acknowledge and represent that:

(a) I have carefully read and understand this Release and its final and binding effect;

(b) This Release constitutes a voluntary waiver of any and all rights and claims I have against Company as of the date of the execution of this Release;

(c) I have waived rights or claims pursuant to this Release in exchange for consideration, the value of which exceeds payment or remuneration to which I was already entitled;

(d) I was advised to consult and have had the opportunity to fully discuss the contents and consequences of this Release with any attorney of my choice prior to executing it;

(e) I have a period of at least [21/45] days to consider the terms of this Release. I may revoke this Release at any time during the seven (7) days following the date I execute this Release, and this Release shall not become effective or enforceable until such revocation period has expired;

(f) I have voluntarily and knowingly signed this Release.

Name Date

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